As filed with the Securities and Exchange Commission on November 13, 2020

Registration No. 333-248827

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Energy Drive, Spring Texas	77389
(Address of principal executive offices)	(Zip Code)

Montage Resources Corporation 2019 Long-Term Incentive Plan

Eclipse Resources Corporation 2014 Long-Term Incentive Plan

(Full titles of the plans)

Chris Lacy

Vice President, General Counsel and Corporate Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, address and telephone of agent for service)

Copies to:

Frank Bayouth

Eric C. Otness

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	1,065,080 shares	—	—	—

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the registrant’s common stock, par value $0.01 per share (“Southwestern common stock”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Southwestern common stock.

(2)   Represents 1,065,080 shares of Southwestern common stock issuable pursuant to the Montage Resources Corporation 2019 Long-Term Incentive Plan and the Eclipse Energy Corporation 2014 Long-Term Plan, as amended.

(3)   All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registrant’s original registration statement on Form S-4 (File No. 333-248827) filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on October 2, 2020, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

Southwestern Energy Company (“Southwestern” or the “registrant”) hereby amends its original registration statement on Form S-4 (File No. 333-248827) filed with the Commission on September 16, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on October 2, 2020 (the “Form S-4”), which the Commission declared effective on October 6, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

Southwestern filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of August 12, 2020 (the “Merger Agreement”) by and between Southwestern and Montage Resources Corporation (“Montage”), pursuant to which, effective as of November 13, 2020, Montage merged with and into Southwestern (the “Merger”), with Southwestern continuing as the surviving corporation.

As a result of the Merger, each issued and outstanding share of Montage common stock, par value $0.01 per share, was converted automatically into 1.8656 shares of Southwestern common stock (the “Exchange Ratio”).

Pursuant to the terms of the Merger Agreement, certain outstanding Montage restricted stock unit awards were converted into a corresponding award with respect to Southwestern common stock. The number of shares underlying each award was adjusted based on the Exchange Ratio.

This Post-Effective Amendment relates to an aggregate 1,065,080 shares of Montage common stock issuable pursuant to the Eclipse Resources Corporation 2014 Long-Term Incentive Plan and the Montage Resources Corporation 2019 Long-Term Incentive Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Southwestern with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

• Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on February 27, 2020;

• Southwestern’s definitive proxy statement on Schedule 14A for the 2020 annual meeting of stockholders, as filed with the Commission on April 9, 2020;

• Southwestern’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as filed with the Commission on October 29, 2020;

• Southwestern’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, as filed with the Commission on July 31, 2020;

• Southwestern’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, as filed with the Commission on April 30, 2020;

•  Southwestern’s Current Reports on Form 8-K or 8-K/A filed on May  26, 2020, June  4, 2020, June  8, 2020, August  12, 2020, August  18, 2020, August  20, 2020, August  27, 2020, October  8, 2020, November  5, 2020 and November 13, 2020; provided, however, that the foregoing shall not include the incorporation by reference of any information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K; and

•  the description of Southwestern’s common stock contained in Southwestern’s registration statement on Form 8-A, dated October 23, 1981, including all other amendments and reports filed for the purpose of updating such description.

All documents filed by Southwestern pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the securities issued pursuant to this Registration Statement has been passed on by Skadden, Arps, Slate, Meagher & Flom LLP.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The amended and restated certificate of incorporation of Southwestern (the “Certificate of Incorporation”) provides that its directors and officers will be indemnified by Southwestern to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that a director of Southwestern shall not be personally liable to Southwestern or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

As permitted by Section 145(g) of the DGCL, Southwestern also maintains a directors’ and officers’ insurance policy which insures the directors and officers of Southwestern against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Certificate of Incorporation, the amended and restated bylaws of Southwestern or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits accompanying this Post-Effective Amendment are listed on the accompanying Exhibit Index.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.	Description

4.1	Amended and Restated Certificate of Incorporation of Southwestern Energy Company, filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed May 24, 2010 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Southwestern Energy Company, as amended on April 28, 2020, filed as Exhibit 3.2 to Southwestern Energy Company’s Quarterly Report 10-Q filed on April 30, 2020 and herein incorporated by reference.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Southwestern Energy Company, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

24.1	Powers of Attorney for the directors of Southwestern Energy Company, authorizing, among other things, the signing of registration statements on their behalf (included on the signature page filed on the Form S-4 on September 16, 2020).

99.1	Montage Resources Corporation 2019 Long-Term Incentive Plan, filed as Exhibit 10.1 to Montage Resources Corporation’s Current Report on Form 8-K filed with the Commission on June 20, 2019 and incorporated herein by reference.

99.2	Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment, filed as Exhibit 10.1 to Montage Resources Corporation’s Current Report on Form 8-K filed with the Commission on May 18, 2017 and incorporated herein by reference.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on November 13, 2020.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 13th day of November, 2020.

/s/ William J. Way William J. Way	President, Chief Executive Officer (Principal Executive Officer) & Director

/s/ Julian Bott Julian Bott	Executive Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Colin P. O’Beirne Colin P. O’Beirne	Vice President, Controller (Principal Accounting Officer)

* Catherine A. Kehr	Chairman

* John D. Gass	Director

* Sylvester P. Johnson	Director

* Greg D. Kerley	Director

* Jon A. Marshall	Director

* Patrick M. Prevost	Director

* Anne Taylor	Director

* Denis J. Walsh, CFA	Director

*By:	/s/ Chris Lacy
Chris Lacy
Attorney-in-Fact